Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-158164

Prospectus Supplement
(To Prospectus dated March 23, 2009)

HCC Insurance Holdings, Inc.
$300,000,000
6.300% Senior Notes due 2019

This is an offering by HCC Insurance Holdings, Inc. of $300,000,000 of its 6.300% Senior Notes due 2019 (the “notes”). The notes will mature on November 15, 2019, and interest will be paid semi-annually in arrears on May 15 and November 15 of each year or, if such day is not a business day, on the next succeeding business day, commencing on May 15, 2010. Interest will accrue from November 16, 2009. We may redeem the notes in whole or in part at any time at the redemption prices described on page S-12. For a more detailed description of the notes, see “Description of Notes” beginning on page S-11.

The notes will be unsecured and unsubordinated general obligations of HCC Insurance Holdings, Inc. and will rank equal in right of payment with all existing and future unsecured and unsubordinated senior debt of HCC Insurance Holdings, Inc. and senior in right of payment to all existing and future subordinated debt of HCC Insurance Holdings, Inc.

See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 3 of the accompanying prospectus, and Item 1A “Risk Factors” beginning on page 28 of our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to	Discounts and	Proceeds
	Public(1)	Commissions	to us(2)

Per Note	99.488%	0.65%	98.838%
Total	$298,464,000	$1,950,000	$296,514,000

(1)	Plus accrued interest, if any, from November 16, 2009.

(2)	Before expenses in connection with the offering.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, which may include Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., against payment in New York, New York on or about November 16, 2009.

Joint Book-Running Managers

BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Co-Managers

Citi	Deutsche Bank Securities	KeyBanc Capital Markets	RBS

November 10, 2009

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

About This Prospectus Supplement	S-ii
About Forward-Looking Statements	S-ii
Information Incorporated by Reference	S-iv
Offering Summary	S-1
Summary Financial Data	S-4
Risk Factors	S-6
Use of Proceeds	S-9
Capitalization	S-10
Description of Notes	S-11
Material U.S. Federal Income Tax Consequences	S-22
Benefit Plan Investor Considerations	S-26
Underwriting (Conflicts of Interest)	S-27
Experts	S-29
Validity of the Notes	S-29

Prospectus

About This Prospectus	2
Risk Factors	3
About Forward-Looking Statements	3
The Company	5
The Trusts	5
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	6
Description of Securities	6
Certain Legal Matters	6
Experts	6
Where You Can Find More Information	6

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the notes being offered. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the notes being offered. This prospectus supplement, together with the documents incorporated by reference in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the documents incorporated by reference in the accompanying prospectus, this prospectus supplement will apply and will supersede the information in the accompanying prospectus or the documents incorporated by reference in the accompanying prospectus.

Please read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus together with the additional information described under the section entitled “Where You Can Find More Information” in the accompanying prospectus and the section entitled “Risk Factors” in each of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus before you make an investment decision.

We are not making any representation to the purchaser of the notes regarding the legality of an investment in the notes by such purchaser. You should not consider any information in this prospectus supplement or the accompanying prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

Unless the context requires otherwise, when we use the terms “HCC,” “we,” “our,” or “us,” we are referring only to HCC Insurance Holdings, Inc. and not any of our subsidiaries. Terms used in this prospectus supplement that are otherwise not defined will have the meanings given to them in the accompanying prospectus.

The notes are being offered only for sale in jurisdictions where it is lawful to make such offers. Offers and sales of the securities in the European Union and the United Kingdom are subject to restrictions, the details of which are set out in the section entitled “Underwriting.” The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in other jurisdictions may also be restricted by law. Persons who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” beginning on page S-27 of this prospectus supplement.

ABOUT FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents contained in or incorporated by reference therein contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus supplement that address activities, events or developments that we expect or anticipate may occur in the future, including such things as growth of our business and operations, business strategy, competitive strengths, goals, plans, future capital expenditures and references to future successes may be considered forward-looking statements. Also, when we use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably” or similar expressions, we are making forward-looking statements.

S-ii

Many risks and uncertainties may have an impact on the matters addressed in these forward-looking statements, which could affect our future financial results and performance, including, among other things:

•	the effects of catastrophic losses,

•	the cyclical nature of the insurance business,

•	inherent uncertainties in the loss estimation process, which can adversely impact the adequacy of loss reserves,

•	the effects of emerging claim and coverage issues,

•	the effects of extensive governmental regulation of the insurance industry,

•	potential credit risk with brokers,

•	our assessment of underwriting risk,

•	our retention of risk, which could expose us to potential losses,

•	the adequacy of reinsurance protection,

•	the ability or willingness of reinsurers to pay balances due us,

•	the occurrence of terrorist activities,

•	our ability to maintain our competitive position,

•	changes in our assigned financial strength ratings,

•	our ability to raise capital and funds for liquidity in the future,

•	attraction and retention of qualified employees,

•	fluctuations in securities markets, which may reduce the value of our investment assets, reduce investment income or generate realized investment losses,

•	our ability to successfully expand our business through the acquisition of insurance-related companies,

•	impairment of goodwill,

•	the ability of our insurance company subsidiaries to pay dividends in needed amounts,

•	fluctuations in foreign exchange rates,

•	failures of our information technology systems,

•	potential changes to the country’s health care delivery system,

•	change of control, and

•	other risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2008.

These events or factors could cause our results or performance to differ materially from those we express in our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and, therefore, also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements that are included in this prospectus supplement, our inclusion of this information is not a representation by us or any other person that our objectives or plans will be achieved.

Our forward-looking statements speak only at the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus supplement may not occur.

S-iii

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus supplement. Some information contained in this prospectus supplement updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus supplement. In other words, in the case of a conflict or inconsistency between information in this prospectus supplement and/or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until the termination of the offering of these securities:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on April 13, 2009);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, 2009 and September 30, 2009; and

•	Current Reports on Forms 8-K and 8-K/A filed on February 23, 2009, February 25, 2009, March 24, 2009, April 29, 2009, May 6, 2009, May 26, 2009, August 5, 2009, August 28, 2009, November 4, 2009 and November 9, 2009 (in all cases, to the extent these items were “filed” with the SEC and not “furnished”).

Upon written or oral request, we will provide — at no cost to the requester — a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may make a request by writing to the following address or calling the following telephone number:

Investor Relations
HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, TX 77040
713-690-7300

S-iv

OFFERING SUMMARY

This summary highlights information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the sections entitled “Risk Factors” and “Description of the Notes” and the financial statements and related notes thereto included or incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision.

Issuer	HCC Insurance Holdings, Inc.

Notes Offered	6.300% Senior Notes due 2019

Aggregate Principal Amount	$300,000,000

Maturity Date	November 15, 2019

Interest Rate	6.300% per annum

Interest Payment Dates	Interest will be payable semiannually in arrears on May 15 and November 15 of each year, commencing May 15, 2010.

Day Count Convention	30/360

Business Day Convention	Following

Trustee	U.S. Bank National Association

Ranking	The notes will be unsecured and unsubordinated general obligations of HCC Insurance Holdings, Inc. and will rank equal in right of payment with all existing and future unsecured and unsubordinated senior debt of HCC Insurance Holdings, Inc. and senior in right of payment to all existing and future subordinated debt of HCC Insurance Holdings, Inc.

We are a holding company and conduct substantially all of our operations through subsidiaries. The notes will effectively rank junior to any secured indebtedness and to all existing and future liabilities of our subsidiaries, including amounts owed to policyholders and trade payables.

Optional Redemption	The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

• 100% of the principal amount of the notes then outstanding to be redeemed; or

• the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

Certain Covenants	The indenture under which the notes will be issued contains covenants that impose conditions on our ability to create liens on any capital stock of our restricted subsidiaries (as defined under “Description of Notes” below) or engage in sales of the capital stock of our restricted subsidiaries.

Events of Default	Events of default generally include failure to pay principal or any premium, failure to pay interest, failure to observe or perform any other covenants or agreement in the notes or indenture, certain events of bankruptcy, insolvency, or reorganization or certain events of default under other instruments of HCC Insurance Holdings, Inc.

Use of Proceeds	We estimate the net proceeds to us from the sale of the notes to be approximately $296.3 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering first to repay outstanding indebtedness under our revolving loan facility. Any remainder will be used for general corporate purposes. The facility to be repaid bears interest at agreed upon rates and matures on December 19, 2011.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Clearance and Settlement	The notes will be cleared through The Depository Trust Company (“DTC”), for the accounts of its participants, including Clearstream Luxembourg and Euroclear.

Listing	The notes are not, and are not expected to be, listed on any national securities exchange nor included in any automated quotation system. Currently there is no public market in the notes.

Further Issuances	The issuer may create and issue further notes ranking equally and ratably with the notes offered by this prospectus supplement in all respects, so that such further notes will be consolidated and form a single series with the notes offered by this prospectus supplement and will have the same terms as to status, redemption or otherwise.

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 3 of the accompanying prospectus and those risk factors incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and other information as provided under “Where You Can Find More Information” in the accompanying prospectus.

Governing Law	The notes will be governed by the laws of the State of New York.

Conflicts of Interest	Banc of America Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc. and RBS Securities Inc. have conflicts of interest as defined in FINRA Rule 2720(f)(5)(C)(i), as they or their affiliates will be receiving 5% or more of the net offering proceeds when we repay our indebtedness under our revolving credit facility, under which they or their affiliates are lenders. Consequently, this offering will be made in compliance with FINRA Rule 2720. No underwriter having a Rule 2720 conflict of interest will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the account-holder.

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratio of earnings to fixed charges for the years ended December 31, 2007, 2006, 2005 and 2004, on an actual basis, and for the year ended December 31, 2008 and the nine months ended September 30, 2009 on an actual and pro forma basis.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2009	2009	2008	2008
	Actual	Pro Forma(1)	Actual	Pro Forma(1)	2007	2006	2005	2004

Ratio of earnings to fixed charges	25.80	18.20	18.26	13.96	29.51	23.79	16.21	16.51

(1)	The ratio of earnings to fixed charges for the year ended December 31, 2008 and nine months ended September 30, 2009 have been adjusted on a pro forma basis assuming the $300.0 million principal amount of notes being issued with this prospectus supplement were outstanding since January 1, 2008.

The ratio of earnings to fixed charges was calculated by dividing earnings by total fixed charges. Earnings consist of income before interest expense, including amortization of capitalized expenses related to indebtedness, an estimated interest factor (33%) of rental expense and income taxes. Fixed charges consist of interest expense, including amounts capitalized and amortization of capitalized expenses related to indebtedness, and an estimated interest factor (33%) of rental expense.

SUMMARY FINANCIAL DATA

The following sets forth our summary consolidated financial data as of and for the years ended December 31, 2008, 2007, 2006, 2005 and 2004 and the nine months ended September 30, 2009 and 2008. The financial data has been derived from our audited consolidated financial statements or our unaudited interim consolidated financial statements for the periods specified. In the opinion of management, the summary consolidated financial data as of and for the nine months ended September 30, 2009 and 2008 include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the results of operations for the interim periods presented. Financial results for the nine month periods may not be indicative of financial results for the full year and historical results of operations may not be indicative of results to be expected for any future period.

You should read this information in conjunction with our consolidated financial statements, the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2009 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended on March 31, 2009, June 30, 2009 and September 30, 2009, which are incorporated herein by reference into this prospectus supplement and the accompanying prospectus.

	Nine Months Ended
	September 30,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share data)

Statement of earnings data:
Revenue
Net earned premium	$1,524,425	$1,505,128	$2,007,774	$1,985,086	$1,709,189	$1,369,988	$1,010,692
Fee and commission income	88,113	99,558	125,201	140,092	137,131	132,628	183,802
Net investment income	141,740	130,832	164,751	206,462	152,804	98,851	64,885
Net realized investment gain (loss)	4,852	(12,761)	(16,808)	13,188	(841)	1,448	5,822
Other-than-temporary impairment loss	(5,279)	(6,029)	(11,133)	—	—	—	—
Other operating income	29,824	10,829	9,638	43,545	77,012	39,773	19,406

Total revenue	1,783,675	1,727,557	2,279,423	2,388,373	2,075,295	1,642,688	1,284,607

Expense
Loss and loss adjustment expense, net	911,944	920,433	1,211,873	1,183,947	1,011,856	919,697	645,230
Policy acquisition costs, net	271,358	284,695	381,441	366,610	319,885	261,708	222,323
Other operating expense	195,509	174,420	233,509	241,642	222,324	180,990	168,045
Interest expense	11,816	14,547	20,362	16,270	18,128	14,126	11,965

Total expense	1,390,627	1,394,095	1,847,185	1,808,469	1,572,193	1,367,521	1,047,563

Earnings from continuing operations before income tax expense	393,048	333,462	432,238	579,904	503,102	266,167	237,044
Income tax expense on continuing operations	123,972	102,941	130,118	188,351	165,191	81,921	80,684

Earnings from continuing operations	269,076	230,521	302,120	391,553	337,911	184,246	156,360
Earnings from discontinued operations, net of income taxes(1)	—	—	—	—	—	2,760	4,004

Net earnings	$269,076	$230,521	$302,120	$391,553	$337,911	$187,006	$160,364

	Nine Months Ended
	September 30,		Years Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share data)

Basic earnings per share data:
Earnings from continuing operations	$2.39	$2.00	$2.63	$3.47	$3.04	$1.74	$1.61
Earnings from discontinued operations(1)	—	—	—	—	—	0.03	0.04

Net earnings	$2.39	$2.00	$2.63	$3.47	$3.04	$1.77	$1.65

Weighted average shares outstanding	112,154	115,164	114,848	112,873	111,309	105,463	97,257

Diluted earnings per share data:
Earnings from continuing operations	$2.37	$1.99	$2.61	$3.35	$2.89	$1.68	$1.58
Earnings from discontinued operations(1)	—	—	—	—	—	0.03	0.04

Net earnings	$2.37	$1.99	$2.61	$3.35	$2.89	$1.71	$1.62

Weighted average shares outstanding	112,915	115,940	115,463	116,997	116,736	109,437	98,826

Cash dividends declared, per share	$0.385	$0.345	$0.470	$0.420	$0.375	$0.282	$0.213

	September 30,		December 31,
	2009	2008	2008	2007	2006	2005	2004
	(In thousands, except per share data)

Balance sheet data:
Total investments	$5,452,227	$4,821,809	$4,804,283	$4,672,277	$3,927,995	$3,257,428	$2,468,491
Premium, claims and other receivables	602,957	815,770	770,823	763,401	864,705	884,654	891,360
Reinsurance recoverables	1,046,548	1,076,421	1,054,950	956,665	1,169,934	1,361,983	1,104,026
Ceded unearned premium	261,346	238,563	234,375	244,684	226,125	239,416	311,973
Goodwill	824,658	834,740	858,849	776,046	742,677	532,947	444,031
Total assets	9,041,026	8,448,707	8,332,000	8,074,520	7,626,025	7,022,231	5,891,649

Loss and loss adjustment expense payable	3,529,217	3,505,122	3,415,230	3,227,080	3,097,051	2,813,720	2,089,199
Unearned premium	1,035,476	985,062	977,426	943,946	920,350	807,109	741,706
Premium and claims payable	190,347	399,834	405,287	497,974	646,224	753,859	766,765
Notes payable	444,682	372,579	343,649	319,471	297,574	291,394	286,582
Shareholders’ equity	2,987,421	2,548,817	2,640,023	2,443,695	2,050,009	1,702,015	1,341,274

Book value per share(2)	$26.54	$22.14	$23.27	$21.24	$18.35	$15.36	$13.14

(1)	Discontinued operations in 2005 and 2004 represent gains from a contractual amount related to the 2003 sale of our retail brokerage operation, HCC Employee Benefits, Inc.

(2)	Book value per share is calculated by dividing outstanding shares into total shareholders’ equity.

RISK FACTORS

You should carefully consider the specific risk factors set forth below, as well as the risk factors described in “Item 1A — Risk Factors” in our most recent Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus supplement, before deciding to invest in the notes. You should also consider the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes. This prospectus supplement and the accompanying prospectus contain or incorporate statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions.

Risks relating to the notes

We are an insurance holding company that depends on the ability of our subsidiaries to pay dividends to us in order to service our indebtedness.

We are an insurance holding company and do not have any significant operations or assets other than our ownership of the shares of our operating subsidiaries. Dividends and other permitted distributions from our subsidiaries are our primary source of funds to meet ongoing cash requirements, including any future debt service payments, and other expenses, and to pay dividends to our shareholders. Some of our subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. The inability of our subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have an adverse effect on our operations and our ability to pay dividends to our shareholders and/or meet our debt service obligations.

Your right to receive payments under the notes is unsecured and will be effectively subordinated to any of our secured indebtedness and to the indebtedness and other liabilities of our subsidiaries.

The notes are unsecured and therefore will be effectively subordinated to any secured debt we may incur to the extent of the assets securing such debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding involving us, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the notes. The terms of the indenture governing the notes do not contain restrictions or limitations on our ability to incur additional secured or unsecured debt.

In addition, the notes are effectively subordinated to the liabilities of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the notes, whether by dividends, distributions, loans or other payments. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, the assets of our subsidiaries will be available to pay obligations on the notes only after policyholders and creditors of our subsidiaries have been paid first. In such a case, as a result of the application of the subsidiaries’ assets to satisfy claims of policyholders and creditors, the value of the stock of the subsidiaries would be diminished and perhaps rendered worthless. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

Our failure to comply with restrictive covenants contained in the indenture governing the notes or our current or future credit facilities and the indenture for our 1.30% convertible notes could trigger prepayment obligations, which could adversely affect our business, financial condition and results of operations.

The indenture governing the notes contains covenants that impose restrictions on our company with respect to, among other things, the incurrence of liens on the capital stock of certain of our subsidiaries. The indenture governing the notes, our credit facility and the indenture for our 1.30% convertible notes require us to file with the trustee copies of our annual, quarterly and current reports which we are required to file with the SEC. In addition, our credit facility requires our company and/or certain of our subsidiaries to comply with certain covenants which restrict our ability to take certain actions, such as our ability to pay dividends. Our failure to comply with these covenants could result in an event of default under any indenture or credit facility we may enter into in the future, which, if not cured or waived, could result in us being required to repay the notes, the 1.30% convertible notes or any amounts outstanding under our credit facility prior to maturity. As a result, our business, financial condition and results of operations could be adversely affected.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures will depend largely upon our future operating performance, including the operating performance of our subsidiaries. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future will depend on the satisfaction of the covenants in our credit facility and our other debt agreements, including the indenture governing these notes and the indenture governing our 1.30% convertible notes, and other agreements we may enter into in the future. Specifically, we may need to maintain certain financial ratios. We cannot assure you that our business, including the operating performance of our subsidiaries, will generate sufficient cash flow from operations or that future borrowings will be available to us under our credit facility or from other sources in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs.

If an active market for the notes fails to develop or is not sustained, the trading price and liquidity of the notes could be materially adversely affected.

The notes are new securities for which there is currently no market. We do not intend to apply for listing of the notes on any securities exchange or automated quotation system. Although the underwriters have advised us that they currently intend to make a market in the notes after the completion of the offering, the underwriters are not obligated to do so, and any such market making activities may be discontinued at any time without notice. In addition, such market making activities will be subject to limits imposed by the Securities Act and the Exchange Act. We do not know if any market for the notes will develop, or that any such market will provide liquidity for holders of the notes. If a market for the notes were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending upon many factors, including prevailing interest rates, our operating results and the market for similar securities. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be materially adversely affected.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the notes.

The market price for the notes depends on many factors, including:

•	Our credit ratings with major credit rating agencies;

•	The prevailing interest rates being paid by other companies similar to us;

•	Our financial condition, financial performance and future prospects; and

•	The overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the notes.

Changes in tax laws, Treasury and other regulations promulgated thereunder, or interpretations of such laws or regulations could increase our corporate taxes. Changes in tax laws could make some of our products less attractive to consumers.

Changes in tax laws, Treasury and other regulations promulgated thereunder, or interpretations of such laws or regulations could increase our corporate taxes. The Obama Administration has proposed corporate tax changes. Changes in corporate tax rates could affect the value of deferred tax assets and deferred tax liabilities. Furthermore, the value of deferred tax assets could be impacted by future earnings levels.

Proposed changes in applicable tax laws could make some of our products less attractive to consumers. The Obama Administration has proposed certain changes to individual income tax rates and rules applicable to certain policies.

We cannot predict whether any tax legislation impacting corporate taxes or insurance products will be enacted, what the specific terms of any such legislation will be or whether, if at all, any legislation would have a material adverse effect on our financial condition and results of operations.

We may choose to redeem notes when prevailing interest rates are relatively low.

We may choose to redeem the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

Our credit ratings may not reflect all risks of an investment in the notes and there is no protection in the indenture for holders of the notes in the event of a ratings downgrade.

Our credit ratings are an assessment of our ability to pay our obligations. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to the structures of the notes or market or other factors discussed in this prospectus supplement on the value of the notes. Neither we nor any underwriter undertakes any obligation to maintain the ratings or to advise holders of notes of any change in ratings and there is no requirement in the indenture to maintain the rating. Each agency’s rating should be evaluated independently of any other agency’s rating.

The indenture does not limit the amount of indebtedness that we or our subsidiaries may incur or our ability to enter into a change of control transaction.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture. At September 30, 2009, we had $444.7 million of senior debt outstanding. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted from paying dividends on or issuing or repurchasing our securities under the indenture. Furthermore, the indenture will not contain any provisions restricting our or any of our subsidiaries’ ability to sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries), to enter into transactions with affiliates, to create liens (other than certain limitations on creating liens on the stock of certain subsidiaries) or enter into sale and leaseback transactions, or to create restrictions on the payment of dividends or other amounts to us from our subsidiaries. Additionally, the indenture will not require us to offer to purchase the notes in connection with a change of control or require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth.

There are no financial covenants in the indenture.

There are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in the accompanying prospectus under “Description of the Notes.”

USE OF PROCEEDS

The net proceeds to us from the proposed sale of the notes are estimated to be approximately $296.3 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds first to repay outstanding indebtedness under our revolving loan facility. If there are any remaining net proceeds from this offering after full repayment of such loan facility, we will use the remainder for general corporate purposes. The facility to be repaid bears interest at agreed upon rates and matures on December 19, 2011. As of September 30, 2009, the total amount outstanding under our revolving loan facility was $320.0 million and the weighted average interest rate was 3.23%, including the effect of our interest rate swap transactions.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of September 30, 2009:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to our sale of $300.0 million aggregate principal amount of notes offered hereby.

You should read this table in conjunction with our consolidated financial statements and related notes incorporated herein by reference.

	As of September 30, 2009
	Actual	As Adjusted
	(In thousands, except share data)

Cash and cash equivalents	$56,874	$56,874

Credit facility	$320,000	$20,000
1.30% Convertible Notes	124,682	124,682
Other debt	—	—
Notes offered hereby	—	300,000

Total debt	444,682	444,682

Shareholders’ equity
Common stock, par value $1.00 per share; 250.0 million shares authorized, 117.2 million shares issued, 112.5 million shares outstanding(1)	117,216	117,216
Additional paid-in capital	902,917	902,917
Retained earnings	1,907,923	1,907,923
Accumulated other comprehensive income	158,164	158,164
Treasury stock, at cost	(98,799)	(98,799)

Total shareholders’ equity	2,987,421	2,987,421

Total capitalization	$3,432,103	$3,432,103

(1)	Excluding 12.3 million shares of our common stock reserved for issuance upon exercise of options to purchase shares of our common stock or release of restricted stock grants, of which 7.3 million shares are reserved for awards previously granted and 5.0 million shares are reserved for future issuance and excluding 0.8 million shares reserved for possible conversion of the 1.30% convertible notes, based on an October 30, 2009 closing stock price of $26.39 per share.

DESCRIPTION OF NOTES

We will issue the notes under an indenture dated August 23, 2001, as supplemented by a supplemental indenture dated November, 2009, between us and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association as successor trustee to First Union National Bank), as trustee, referred to in this prospectus supplement and in the accompanying prospectus as the “senior indenture.” The senior indenture contains the full legal text of the matters described in this section. This section summarizes material terms of the senior indenture, where applicable, and the notes. It does not, however, describe every aspect of the senior indenture and the notes. For example, in this section, we use terms that have been given special meaning in the senior indenture, but we describe the meaning for only the more important of those terms. We have included the form of the senior indenture as an exhibit to the registration statement, and you should read the senior indenture for provisions that may be important to you.

The following description of the particular terms of the notes offered in this prospectus supplement, referred to in the accompanying prospectus as “senior debt securities,” supplements and, to the extent they are inconsistent with each other, replaces the description of the general terms and provisions of the senior debt securities set forth in the accompanying prospectus.

General

The notes will be limited to $300 million aggregate principal amount. We will issue the notes in registered form of $2,000 each or integral multiples of $1,000 in excess thereof. The notes will mature on November 15, 2019. Payment of principal of, and interest on, the notes will be made in U.S. dollars.

Interest on the notes accrues at a rate of 6.300% per annum from the date of original issuance (or, if later, from the most recent date to which interest on the notes has been paid or made available for payment) until the principal of the notes is paid or made available for payment, payable semi-annually on May 15 and November 15 of each year or, if such day is not a business day, on the next succeeding business day, commencing on May 15, 2010. We will make each interest payment in cash to the holders of record of the notes at the close of business on each May 1 and November 1 immediately preceding the interest payment date, whether or not such day is a business day. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the notes, increase the principal amount of this series of notes under the senior indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same form and terms (other than the date of issuance, the issue price and, under certain circumstances, the initial date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the notes previously issued, and such additional notes will form a single series with the notes.

We may not reissue a note that has matured, redeemed or otherwise cancelled.

The notes will be payable both as to principal and interest on presentation, if in certificated form, at the offices or agencies we maintain for such purpose in the Borough of Manhattan, The City of New York or, at our option, payment of interest may be made by check mailed or delivered to the holders of the notes at their respective addresses set forth in the register of holders of notes or by wire transfer of immediately available funds to an account previously specified in writing by the holder to us and the trustee. Payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

All moneys we pay to a paying agent of the trustee for the payment of principal of, or any premium, interest or additional amounts on, a note which remains unclaimed at the end of three years will be repaid to us, and the holder of the note may then look only to us for payment. The trustee will act as paying agent for the notes.

Ranking

The notes will be unsecured and unsubordinated indebtedness of ours and will rank on a parity with our other unsecured and unsubordinated indebtedness. We currently have outstanding $124.7 million in 1.30% Convertible Notes due 2023, which are unsecured obligations that will rank equally with our existing and future unsecured senior indebtedness. As of September 30, 2009, we have outstanding indebtedness of 320.0 million under our $575.0 million bank loan facility, and a contingent obligation of up to $82.0 million under our standby letter of credit facility. The senior indenture does not contain any covenant or provision that affords holders of the notes protection in the event that we enter into a highly leveraged transaction in which we borrow a substantial amount of the monetary requirements for such transaction. These same holders would not have any right to require us to repurchase the notes, in the event that the credit rating of the notes declined as a result of our involvement in a takeover, recapitalization, similar restructuring or otherwise.

The notes will not be obligations of any of our subsidiaries. The senior indenture does not limit the ability of our subsidiaries to incur debt in the future. Our right to participate in the assets of any subsidiary (and thus the ability of holders of the notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors and policyholders, of that subsidiary, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interest of other creditors of such subsidiary. Accordingly, the notes will be structurally subordinated to creditors, including trade creditors and policyholders, of our subsidiaries with respect to the assets of the subsidiaries against which such creditors have a more direct claim. In addition, many of our subsidiaries are subject to laws that restrict dividend payments or authorize regulatory bodies to block or reduce the flow of funds from those subsidiaries to us. Restrictions or regulatory action of that kind could impede access to funds that we need to make payments on our obligations, including the notes. We also guarantee many of the obligations of our subsidiaries. Any liability we may have for our subsidiaries’ obligations could reduce our assets that are available to satisfy our direct creditors, including investors in the notes. As of September 30, 2009, our subsidiaries had liabilities of approximately $5.7 billion, including guarantees of our indebtedness.

The notes will not be secured by any of our assets. The notes do not restrict us and our subsidiaries from incurring additional secured and unsecured debt. As of September 30, 2009, we and our subsidiaries had outstanding secured debt of $19.5 million, including letters of credit, which does not include capital leases. Holders of secured debt would have claims on the assets securing such indebtedness prior to the holders of the notes.

Redemption of Notes at Our Option

The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“treasury rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the week immediately preceding the date of calculation, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week immediately preceding the date of calculation or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

“comparable treasury issue” means the U.S. Treasury security selected by the independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining life.

“comparable treasury price” means with respect to any redemption date (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“independent investment banker” means Banc of America Securities LLC, J.P. Morgan Securities Inc. or Wells Fargo Securities, LLC, as specified by us, or, if these firms are unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“reference treasury dealer” means (1) Banc of America Securities LLC, J.P. Morgan Securities Inc. and a primary treasury dealer (as defined below) selected by Wells Fargo Securities, LLC and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any three other primary treasury dealers selected by us after consultation with the independent investment banker.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called for redemption by such method as the trustee deems fair and appropriate.

Book-entry owners should consult their banks or brokers for information on how they will receive notices.

Events of Default and Remedies

With respect to the notes, each of the following events is defined as an “event of default”:

•	default in payment of the principal amount or redemption price with respect to any note when it becomes due and payable;

•	default in payment of any accrued and unpaid interest with respect to any note which default continues for 30 days;

•	certain events of bankruptcy, insolvency or reorganization;

•	default by us in the performance, or breach, of any other covenant or warranty in the notes or the senior indenture (other than a default in the performance or breach of a covenant or warranty that has expressly been included in the senior indenture solely for the benefit of securities other than the notes) that continues for 60 days after written notice to us by the trustee or to us and the trustee by the holders of not less than 25% in aggregate principal amount of the notes; or

•	any event of default under any mortgage, senior indenture or other instrument of HCC under which any indebtedness for borrowed money in an aggregate principal amount exceeding $35,000,000 shall become due and payable prior to the date upon which it is otherwise due and payable, if such acceleration is not rescinded or annulled within 30 days after written notice provided in accordance with the senior indenture (the “cross acceleration provision”).

An event of default for a particular series of debt securities we issued does not necessarily constitute an event of default for any other series of debt securities we issued. The trustee may withhold notice to the holders of notes of any default (except in the payment of principal or interest) if the trustee considers withholding of notice to be in the best interest of the holders. If an event of default occurs, either the trustee or the holders of at least 25% of the principal amount of the outstanding notes (or, in the case of an event of default described in the fourth bullet of the immediately preceding paragraph, the outstanding securities of all series issued under the senior indenture and affected by such event of default) may declare the principal amount of the notes plus the accrued but unpaid interest on the notes through the date of such declaration to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the outstanding notes can void the declaration with respect to the notes. These conditions include the requirements that we have paid or deposited with the trustee a sum sufficient to pay all overdue principal and interest (including any interest on overdue installments of interest) payments on the notes and all amounts due to the trustee and that all other events of default, if any, have been cured or waived. If an event of default occurs due to certain events of bankruptcy, insolvency or reorganization, the principal amount of the outstanding notes plus the accrued but unpaid interest on the notes through the date of such event will become immediately due and payable without any declaration or other act on the part of either trustee or any holder.

If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the senior indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

Depending on the terms of our indebtedness, an event of default under the senior indenture may cause a cross default on our other indebtedness. Other than its duties in the case of default, the trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request, order or direction of any holder or group of holders unless the holders offer the trustee reasonable indemnity. If the holders provide reasonable indemnification, the holders of a majority of the principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred upon the trustee, for such series of debt securities. The holders of a majority of the principal amount outstanding of any series or all series of debt securities, as applicable, may waive any past default under the senior indenture on behalf of all holders of such series or all series, respectively, except in the case of a payment of principal or interest default or a default in respect of a covenant or provision an amendment of which will require the consent of the holder of each outstanding securities affected. We are required to provide to the trustee an annual statement reflecting the performance of our obligations under the indenture and any statement of default, if applicable.

The right of a holder to institute a proceeding with respect to the senior indenture is subject to certain conditions precedent, including notice and indemnity to the trustee. However, the holder has an absolute right to the receipt of principal of, premium, if any, and interest, if any, on the debt securities of any series on the respective stated maturities, as defined in the senior indenture, and to institute suit for the enforcement of these rights.

Book-entry owners of the notes should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or void an acceleration of the stated maturity of the notes.

Covenants

Under the senior indenture, we will:

•	pay the principal, interest and any premium on the notes when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium on the notes.

Limitation on Liens; Disposition of Voting Stock

In addition, so long as any notes are outstanding, neither we nor any of our restricted subsidiaries may use any voting stock of a restricted subsidiary as security for any of our debt or other obligations unless all of the notes are secured to the same extent as and for so long as that debt or other obligation is so secured. This restriction does not apply to liens existing at the time a corporation becomes our restricted subsidiary or any renewal or extension of any such existing lien and does not apply to shares of subsidiaries that are not “restricted subsidiaries.”

To qualify as our “subsidiary,” as defined in the senior indenture, we must control, either directly or indirectly, more than 50% of the outstanding shares of voting stock of the corporation. The senior indenture defines voting stock as any class or classes of stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Our “restricted subsidiaries” include any present or future subsidiary of HCC, the consolidated total assets of which constitute at least 15% of our total consolidated assets; and any successor to any such subsidiary.

Except in a transaction otherwise governed by the senior indenture, neither we nor any of our restricted subsidiaries may issue, sell, assign, transfer or otherwise dispose of any of the voting stock of a restricted subsidiary so long as any note remains outstanding. However, exceptions to this restriction include situations where:

•	any issuance, sale, assignment, transfer or other disposition is made in compliance with the order of a court or regulatory authority, unless the order was requested by us or one of our restricted subsidiaries;

•	any of the voting stock of a restricted subsidiary owned by us or by a restricted subsidiary is sold for cash or other property having a fair market value that is at least equal to the fair market value of the disposed stock, as determined in good faith by our board of directors; or

•	the issuance, sale, assignment, transfer or other disposition is made to us or another restricted subsidiary.

The transfer of assets from a restricted subsidiary to any other person, including us or another of our subsidiaries, is not prohibited under the senior indenture.

We may omit to comply with our agreements described under this subsection entitled “— Limitation on Liens” if the holders of a majority in principal amount of the outstanding notes either waive our compliance in such instance or generally waive compliance with such agreements.

The senior indenture does not contain any provisions that will restrict us from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. The senior indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the senior indenture does not contain any provision that would require that we repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving us which may adversely affect the creditworthiness of the notes.

We are not required pursuant to the senior indenture to repurchase the notes, in whole or in part, with the proceeds of any sale, transfer or other disposition of any shares of capital stock of any restricted subsidiary (or of any subsidiary having any direct or indirect control of any restricted subsidiary). Further, the senior indenture does not provide for any restrictions on our use of such proceeds.

Modification

We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the senior indenture or modify the rights of the holders of all series of securities issued under the senior indenture and affected by such supplemental indenture with the consent of the holders of at least a majority in principal amount of such series of securities then outstanding. However, the senior indenture may not be modified or amended to:

•	change the stated maturity (i.e., the day on which the relevant payment is scheduled to become due) of the principal of, or any installment of principal of or any interest on, any debt security;

•	reduce the principal amount of any debt security;

•	reduce the rate of interest on any debt security;

•	reduce any additional amounts payable on any debt security;

•	reduce any premium payable upon the redemption of any debt security;

•	reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of its maturity under the terms of the senior indenture;

•	change any place of payment where, or the currency in which any debt security or any premium or interest on, that debt security is payable;

•	impair the right to institute suit for the enforcement of any payment of principal of or premium or any interest on any debt security on or after its stated maturity, or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for the supplemental indenture;

•	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any waiver of compliance with certain provisions of the senior indenture or certain defaults under the senior indenture and their consequences;

•	modify any of the provisions relating to supplemental indentures, control by holders of certain proceedings or waiver of certain covenants, except to increase the percentage in principal amount of the outstanding debt securities of a series required for the consent of holders to approve a supplemental indenture or a waiver of a past default or compliance with certain covenants or to provide that certain other provisions of the senior indenture cannot be modified or waived without the consent of the holder of each outstanding debt security that would be affected by such a modification or waiver; or

•	make any change that impairs or adversely affects the right of a holder to sue for payment due under the notes;

without the consent of the holders of each of the debt securities affected by that modification or amendment.

A supplemental indenture which changes or eliminates any covenant or other provision of the senior indenture which has expressly been included solely for the benefit of the notes, or which modifies the rights of the holders of the notes with respect to such covenant or other provision, will be deemed not to affect the rights under the senior indenture of the holders of securities of any other series issued under the senior indenture.

Notwithstanding the foregoing, we and the trustee may enter into supplemental indentures for any of the following purposes without the consent of any holders:

•	to evidence the succession of any other entity to HCC and the assumption by such successor of all responsibilities under the senior indenture;

•	to add to the covenants of HCC under the senior indenture for the benefit of the holders of all or any series of securities issued under the senior indenture; to convey, transfer, assign, mortgage or pledge any property to or with the trustee or otherwise secure any series of the securities issued under the senior indenture; or to surrender any right or power of HCC under the senior indenture;

•	to add any additional events of default with respect to all or any series of securities issued under the senior indenture;

•	to change or eliminate any of the provisions of the senior indenture, if and only if there is no outstanding security of any series created prior to such change or elimination which is adversely affected by such change or elimination;

•	to establish the form or terms of Securities of any series;

•	to supplement any of the provisions of the senior indenture to the extent necessary to permit or facilitate the defeasance and discharge of any series of securities issued under the senior indenture, if and only if any such action does not adversely affect the interest of the holders of any securities issued under the senior indenture in any material respect;

•	to evidence and provide for the acceptance of appointment by a successor trustee under the senior indenture and to add to or change any of the provisions of the senior indenture for the administration of the trusts under the senior indenture by more than one trustee;

•	to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the senior indenture, if and only if any such change does not adversely affect the interest of the holders of any securities issued under the senior indenture in any material respect;

•	to secure securities issued under the senior indenture or any guarantee by HCC’s subsidiary of the securities issued under the senior indenture pursuant to the terms of such securities or guarantee; or

•	to release a guarantee by HCC’s subsidiary of the securities issued under the senior indenture from its obligations under the senior indenture and the guarantee in accordance with the provisions of the senior indenture or the guarantee.

Book-entry owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the senior indenture or the notes or request a waiver.

Consolidation, Merger and Sale of Assets

The senior indenture generally permits a consolidation or merger between us and another corporation. The senior indenture also permits us to sell all or substantially all of our property and assets. If this happens, the surviving or acquiring company will assume all of our responsibilities and liabilities under the senior indenture, including the payment of all amounts due on the notes and the performance of the covenants in the senior indenture. We will only consolidate or merge with or into any other company or sell all, or substantially all, of our assets according to the terms and conditions of the senior indenture. The surviving or acquiring company will be substituted for us in the senior indenture with the same effect as if it had been an original party to the senior indenture.

If the steps described above are taken with respect to a consolidation, merger or sale of all or substantially all of our assets, we will not need to obtain the approval of the holders of the notes in order to engage in such transaction. Also, these steps will be required to be taken only if we wish to merge or consolidate with another entity or sell our assets substantially as an entirety to another entity. We will not need to take these steps if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change in control of HCC but in which we do not merge or consolidate and any transaction in which we sell less than substantially all our assets.

Thereafter, the successor company may exercise our rights and powers under the senior indenture, in our name or in its own name. Any act or proceeding our board of directors or any of our officers are required or permitted to do may be done by the board of directors or officers of the successor company. If we sell all or substantially all of our assets, we shall be released from all our liabilities and obligations under the senior indenture and under the notes.

Defeasance and Covenant Defeasance; No Sinking Fund

If there is a change in U.S. federal tax law as described below, subject to the conditions described below, at any time we may terminate all of our obligations under the notes and the senior indenture (“legal defeasance”) except for certain obligations (including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes). In addition, subject to the conditions described below, at any time we may terminate: (1) our obligations under the covenants described under “— Covenants” and “— Limitation of Liens; Disposition of Voting Stock” and (2) the operation of the cross acceleration provision, described under “— Events of Default and Remedies” above (“covenant defeasance”).

If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an event of default with respect to the notes. In such a case, the holders of the notes would have to rely solely on the trust deposit for payments on the notes, and would not be able to look to us for payment in the event of any shortfall.

If we exercise our covenant defeasance option, payment of the notes may not be accelerated because the cross acceleration provision described under “— Events of Default and Remedies” above or as a result of our failure to comply with the covenants described under “— Covenants” and “— Limitation of Liens; Disposition of Voting Stock” above. In such a case, the holders of the notes can still look to us for repayment of the notes in the event of any shortfall in the trust deposit. The holders should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and the notes became immediately due and payable, there may be a shortfall. Depending on the event causing the default, the holders may not be able to obtain payment of the shortfall.

The legal defeasance option or the covenant defeasance option may be exercised only if, among other things, the following conditions are satisfied:

•	We must deposit in trust for the benefit of all holders of the notes a combination of money and U.S. government obligations that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates.

•	In the case of legal defeasance, there must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on the notes any differently than if we did not make the deposit, and we must deliver to the trustee a legal opinion of our counsel confirming the tax law change described in this sentence. Under current federal tax law, the deposit and our legal release from the notes would be treated as though we took back the notes and gave the holders their share of the cash and U.S. government obligations deposited in trust. In that event, the holder could recognize gain or loss on the notes.

•	In the case of covenant defeasance, we must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the notes any differently than if we did not make the deposit.

The notes are not subject to any sinking fund.

Form, Exchange, Registration and Transfer

The notes will be issued in registered form. The notes may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency we maintain for such purposes without the payment of any service charge except for any tax or governmental charge. The registered securities to be transferred must be duly endorsed or accompanied by a written instrument of transfer, in a form satisfactory to us and the security registrar.

Governing Law

The senior indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles.

Book-Entry System for Notes

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global notes, representing the total aggregate principal amount of the notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the notes so long as the notes are represented by global notes.

Investors may elect to hold interests in the notes in global form through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

We will issue the notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such notes. If we determine at any time that the notes shall no longer be represented by global notes, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global notes, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global notes. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global notes.

As long as the depositary or its nominee is the registered owner of the global notes, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global notes and all notes represented by these global notes for all purposes under the notes and the indenture governing the notes. Except in the limited circumstances referred to above, owners of beneficial interests in global notes:

•	will not be entitled to have the notes represented by these global notes registered in their names, and

•	will not be considered to be owners or holders of the global notes or any notes represented by these global notes for any purpose under the notes or the senior indenture.

All payments on the notes represented by the global notes and all transfers and deliveries of related notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global notes may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global notes, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

Relationship with the Trustee

U.S. Bank National Association (as successor-in-interest to Wachovia Bank, National Association, as successor-in-interest to First Union National Bank) is the trustee under the senior indenture. The trustee under the senior indenture has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we described below under “— Event of Default and Remedies”.

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.

Subject to the provisions of the Trust Indenture Act of 1939, as amended, the trustee is under no obligation to exercise any of its powers vested in it by the senior indenture at the request of any holder of the notes unless the holder offers the trustee reasonable indemnity against the costs, expenses and liabilities which might result. The trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the trustee reasonably believes that it is not reasonably assured of repayment or adequate indemnity. We have entered, and from time to time may continue to enter, into banking or other relationships with U.S. Bank National Association or its affiliates.

The trustee may resign or be removed with respect to one or more series of debt securities under the senior indenture, and a successor trustee may be appointed to act with respect to such series.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. The following discussion assumes that the notes will be treated as indebtedness for U.S. federal income tax purposes. This summary is based on existing legal authorities, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations and judicial decisions and administrative interpretations as of the date hereof, all of which are subject to change, possibly with retroactive effect. This summary generally applies only to holders that purchase notes in the initial offering at their issue price and hold the notes as “capital assets” (generally, property held for investment). This discussion does not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, such as the alternative minimum tax provisions of the Code, or to certain categories of investors that may be subject to special rules, such as certain financial institutions, insurance companies, tax-exempt organizations, dealers in securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who hold the notes as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction or certain former citizens or residents of the United States. Finally, this summary does not describe any tax considerations arising under the laws of any applicable foreign, state or local jurisdiction.

Investors considering a purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situation and the consequences of federal estate or gift tax laws, foreign, state or local laws and tax treaties.

Taxation of U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a U.S. Holder. As used herein, a “U.S. Holder” is a beneficial owner of notes, that is, for U.S. federal income tax purposes:

•	An individual who is a citizen or resident alien (as defined in the Code) of the United States;

•	A corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	A trust if (i) (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) a valid election to be treated as a U.S. person is in effect with respect to such trust.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner in the partnership or such other entity will generally depend upon the status of the partner and the activities of the partnership or other such entity. If you are a partner of a partnership or other entity taxable as a partnership for U.S. federal income tax purposes holding the notes, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of the notes.

Certain U.S. federal income tax consequences relevant to a person or entity that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes (a “non-U.S. Holder”) are discussed separately below.

Taxation of Interest on Notes.  We do not anticipate that the notes will be issued with original issue discount. Consequently, U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting for U.S. federal income tax purposes.

Notwithstanding the foregoing,as described under the heading “Description of the Notes — Redemption of Notes at Our Option,” we may be obligated to pay amounts in excess of stated interest or principal on the notes if we elect to redeem the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income a U.S. Holder recognizes if there is only a remote chance as of the date the notes are issued that such payments will be made. We intend to take the position that the likelihood of payment of these amounts is remote; therefore, we do not intend to treat these potential payments as part of the yield to maturity of the notes. Our determination that this contingency is remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service (“IRS”), and if the IRS were to challenge this determination, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any gain recognized on the taxable disposition of a note. U.S. Holders should consult their own tax advisors about the treatment of additional payments.

Disposition of Notes.  For U.S. federal income tax purposes, the sale, redemption, exchange, retirement or other disposition of notes generally will be a taxable transaction to a U.S. Holder. Such U.S. Holder generally will recognize capital gain or loss upon the sale, redemption, exchange, retirement or other disposition of its notes. The holder’s gain or loss will equal the difference between the proceeds received by the holder (excluding any proceeds that are attributable to accrued interest which will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in gross income) and the holder’s adjusted tax basis in the notes. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the notes. The holder’s tax basis in the notes generally will equal the amount the holder paid for the notes. Such gain or loss will be long-term capital gain or loss if the holder held the notes for more than one year. For non-corporate holders, certain preferential tax rates apply to gain recognized as long-term capital gain. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting.  In general, information reporting requirements will apply to payments to certain non-corporate U.S. Holders of principal and interest on the notes and the proceeds of the sale or other disposition of the notes. If you are a U.S. Holder, you may be subject to backup withholding at the backup withholding rate provided in the Code, which is currently 28%, when you receive interest with respect to the notes, or when you receive proceeds upon the sale, exchange, redemption, retirement or other disposition of the notes. In general, you can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides:

•	your correct taxpayer identification number;

•	a certification that (a) you are exempt from backup withholding, (b) you have not been notified by the IRS that you are subject to backup withholding as a result of a failure to report all interest or dividends, or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and

•	you are a U.S. person (including a U.S. resident alien).

If you do not provide your correct taxpayer identification number on the IRS Form W-9 or substantially similar form, you may be subject to penalties imposed by the IRS.

Backup withholding will not apply, however, with respect to payments made to certain holders, provided their exemptions from backup withholding are properly established.

Amounts withheld generally are not an additional tax and may be refunded or credited against your federal income tax liability, provided you timely furnish the required information to the IRS.

Taxation of Non-U.S. Holders

The following discussion is limited to the U.S. federal income consequences of the acquisition, ownership and disposition of the notes by an initial purchaser of the notes that is a non-U.S. Holder. The rules governing the U.S. federal income taxation of a non-U.S. Holder of notes are complex and no attempt will be made herein to provide more than a summary of such rules. Special rules may apply to certain non-U.S. Holders such as “controlled foreign corporations” and “passive foreign investment companies.” Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of the notes will be considered “U.S. trade or business income” if the income or gain is either (i) effectively connected with the conduct of a U.S. trade or business by a non-U.S. Holder, or (ii) attributable to a U.S. permanent establishment (or to a fixed base) of a non-U.S. Holder.

Taxation of Interest on Notes.  Interest income earned on the notes by a non-U.S. Holder will qualify for the “portfolio interest” exception, and therefore will not be subject to U.S. federal income tax or withholding tax, if:

•	the interest income is not U.S. trade or business income of the non-U.S. Holder;

•	the non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of our stock entitled to vote;

•	the non-U.S. Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation that is related to us through stock ownership;

•	the non-U.S. Holder is not a bank that acquired the notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•	either (A) the non-U.S. Holder certifies, under penalty of perjury, to us or our agent that it is not a U.S. person and such non-U.S. Holder provides its name, address and certain other information on a properly executed Form W-8 BEN (or an applicable substitute form), or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the notes on behalf of the beneficial owner and provides a statement to us or our agent signed under the penalties of perjury in which the organization, bank or financial institution certifies that the form or an applicable substitute has been received by it from the non-U.S. Holder or from another financial institution entity on behalf of the non-U.S. Holder and furnishes us or our agent with a copy thereof.

If a non-U.S. Holder cannot satisfy the requirements for the portfolio interest exception as described above, the gross amount of payments of interest to such non-U.S. Holder that are not U.S. trade or business income will be subject to U.S. federal withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax.

Notwithstanding the foregoing, if the interest income constitutes U.S. trade or business income, the non-U.S. Holder will not be subject to U.S. federal withholding tax on such income but generally will be taxed on a net income basis at regular U.S. tax rates, and if the non-U.S. Holder is a foreign corporation, such U.S. trade or business income may also be subject to the branch profits tax equal to 30%, or a lower rate provided by an applicable income tax treaty. In order to claim the benefit provided by a tax treaty or to claim an exemption from withholding because the income is U.S. trade or business income, a non-U.S. Holder must generally provide either:

•	a properly executed form W-8 BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty; or

•	a properly executed Form W-8 ECI (or suitable substitute form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with a U.S. trade or business of the non-U.S. Holder.

Disposition of the Notes.  Generally, a non-U.S. Holder will not be subject to U.S. federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of the notes unless:

•	the gain is U.S. trade or business income; or

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition of the notes is made and certain other requirements are met.

A holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the sale or other disposition, and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty. A holder described in the second bullet point above will be subject to a 30% U.S. federal income tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses, subject to certain limitations, even though the holder is not considered a resident of the United States.

Information Reporting and Backup Withholding.  Information reporting will apply to certain payments made on the notes. In addition, backup withholding will apply to interest paid on the notes and to gross proceeds paid to a non-U.S. Holder on the disposition of the notes by or through a U.S. office of a U.S. or foreign broker, unless the non-U.S. Holder provides the requisite certification to establish that it is not a U.S. person or otherwise establishes an exemption or the broker has documentary evidence in its files that the non-U.S. Holder of the notes is not a U.S. person. Any amount withheld under the backup withholding rules may be credited against the non-U.S. Holder’s U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.

The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our notes, including the consequences of any proposed change in applicable laws.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition of the notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase and holding of the notes offered hereby that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the notes will not constitute a non-exempt prohibited transaction or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any note to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

We are offering the notes described in this prospectus supplement through a number of underwriters. Banc of America Securities LLC, J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC are acting as the representatives of the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, the aggregate principal amount of the notes listed next to its name in the following table.

Principal Amount
Underwriters	of Notes

Banc of America Securities LLC	$76,000,000
J.P. Morgan Securities Inc.	76,000,000
Wells Fargo Securities, LLC	76,000,000
Citigroup Global Markets Inc.	27,000,000
Deutsche Bank Securities Inc.	15,000,000
KeyBanc Capital Markets Inc.	15,000,000
RBS Securities Inc.	15,000,000

Total	$300,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the notes if they buy any of them. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public for cash at the public offering price set forth on the cover of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.40% of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.25% of the principal amount of the notes to certain other dealers. After the public offering of the notes, the public offering price and other selling terms may change.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $250,000.

We have agreed to indemnify the underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or quotation system.

The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes.

In connection with the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriter has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Certain of the underwriters and their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

Conflicts of Interest

Banc of America Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc. and RBS Securities Inc. have conflicts of interest as defined in FINRA Rule 2720(f)(5)(C)(i), as their or their affiliates will be receiving 5% or more of the net offering proceeds when we repay our indebtedness under our revolving credit facility, under which they or their affiliates are lenders. Consequently, this offering will be made in compliance with FINRA Rule 2720. No underwriter having a Rule 2720 conflict of interest will confirm sales to any account over which the underwriter exercises discretionary authority without the specific written approval of the accountholder.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require us to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable you to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 (financial promotion) of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA does not apply to such underwriter or us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

EXPERTS

The financial statements and financial statement schedules incorporated in this prospectus supplement by reference to HCC Insurance Holdings, Inc.’s Current Report on Form 8-K dated November 9, 2009 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of HCC Insurance Holdings, Inc. for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE NOTES

Haynes and Boone, LLP Houston, Texas will pass upon the validity of the notes. The validity of the notes will be passed upon by Sullivan & Cromwell LLP, New York, New York, for the underwriters.

PROSPECTUS

HCC Insurance Holdings, Inc.

Common Stock

Debt Securities

Warrants

Guarantees

HCC Capital Trust I

HCC Capital Trust II

Trust Preferred Securities
Fully and Unconditionally Guaranteed
by HCC Insurance Holdings, Inc.

We or either of the Trusts may offer from time to time up to $1,000,000,000 of any combination of the securities described in this prospectus. Neither we, nor the Trusts, will offer or sell any securities under this prospectus unless accompanied by a prospectus supplement or a prospectus contained in a post-effective amendment to the registration statement of which this prospectus is a part.

We may offer and sell, from time to time:

•	shares of our common stock;

•	debt securities;

•	warrants to purchase our debt securities or our common stock; and

•	guarantees of trust preferred securities sold by a Trust.

Each Trust may offer and sell, from time to time, trust preferred securities representing undivided beneficial interests in the assets of the respective Trust.

We will provide the specific terms of these securities in one or more supplements to this prospectus, a prospectus contained in a post-effective amendment, or documents we incorporate herein by reference. You should read this prospectus, any prospectus supplement, any prospectus contained in a post-effective amendment and the documents incorporated herein by reference carefully before you invest in these securities.

We may sell the securities directly, or through agents designated from time to time, or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities, their names and any applicable commissions or discounts will be set forth in a prospectus supplement, in a prospectus contained in a post-effective amendment or in the documents we incorporate herein by reference.

Our common stock is listed on the New York Stock Exchange under the Symbol “HCC.” The last reported sale price on March 20, 2009 was $24.21 per share.

Investing in our common stock involves risks.  You should consider the “Risk Factors” described in any accompanying prospectus supplement, any prospectus contained in a post-effective amendment and in the documents we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus or whether it is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 23, 2009.

ABOUT THIS PROSPECTUS

As used in this prospectus, unless otherwise required by the context, the terms “we,” “us,” “our” and the “Company” refer to HCC Insurance Holdings, Inc. and its consolidated subsidiaries, and the term “HCC” refers only to HCC Insurance Holdings, Inc. References to a “Trust” refer to either HCC Capital Trust I or HCC Capital Trust II, which are the Delaware statutory business trusts that we have formed to issue the trust preferred securities that may be issued under this prospectus.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using an “automatic shelf” registration process for “well-known seasoned issuers.” Under the automatic shelf registration process, we may offer and sell from time to time any combination of shares of our common stock, debt securities, warrants to purchase our debt securities or our common stock, and guarantees of trust preferred securities sold by a Trust. In addition, a Trust may offer and sell, from time to time, trust preferred securities representing undivided beneficial interests in assets of the respective Trust. Our securities and those of the Trusts may be offered in one or more offerings with a total offering price of up to $1,000,000,000. Each time we use this prospectus to offer securities, we will provide a prospectus supplement or a prospectus contained in a post-effective amendment to the registration statement of which this prospectus is a part that will contain or will indicate where specific information about the terms of that offering may be obtained. The prospectus supplement, the prospectus contained in a post-effective amendment or the documents we incorporate herein by reference may also add, update or change information contained in this prospectus. Please carefully read this prospectus, any prospectus supplement, any prospectus contained in a post-effective amendment and the documents incorporated by reference in the prospectus together with the additional information described under “Where You Can Find More Information” before you make an investment decision.

You should rely only on the information contained in this prospectus, the applicable prospectus supplement and the applicable prospectus contained in a post-effective amendment. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. Neither the delivery of this prospectus, any prospectus supplement or any prospectus contained in a post-effective amendment, nor any offer or sale under any such prospectus shall, under any circumstances, create any implication that there has been no change in our business, risks related to our business, financial condition, results of operations and prospects, that the information contained in any such prospectus is accurate as of any date other than the date of such prospectus, or that any information incorporated by reference in any such prospectus is accurate at any time subsequent to its date.

RISK FACTORS

Investing in our securities involves risk.  Please see the risk factors described in our most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. Additional risk factors may be included in a prospectus supplement relating to a particular series or offering of securities. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline.

ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by those laws. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, included or incorporated by reference in this prospectus that address activities, events or developments that we expect or anticipate may occur in the future, including such things as growth of our business and operations, business strategy, competitive strengths, goals, plans, future capital expenditures and references to future successes may be considered forward-looking statements. Also, when we use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably” or similar expressions, we are making forward-looking statements.

Many risks and uncertainties may impact the matters addressed in these forward-looking statements, which could affect our future financial results and performance, including, among other things:

•	the effects of catastrophic losses;

•	the cyclical nature of the insurance business;

•	inherent uncertainties in the loss estimation process, which can adversely impact the adequacy of loss reserves;

•	the effects of emerging claim and coverage issues;

•	the effects of extensive governmental regulation of the insurance industry;

•	potential credit risk with brokers;

•	our assessment of underwriting risk;

•	our retention of risk, which could expose us to potential losses;

•	the adequacy of reinsurance protection;

•	the ability or willingness of reinsurers to pay balances due us;

•	the occurrence of terrorist activities;

•	our ability to maintain our competitive position;

•	changes in our assigned financial strength ratings;

•	our ability to raise capital and funds for liquidity in the future;

•	attraction and retention of qualified employees;

•	fluctuations in securities markets, which may reduce the value of our investment assets, reduce investment income or generate realized investment losses;

•	our ability to successfully expand our business through the acquisition of insurance-related companies;

•	impairment of goodwill;

•	the ability of our insurance company subsidiaries to pay dividends in needed amounts;

•	fluctuations in foreign exchange rates;

•	failures of our information technology systems;

•	potential changes to the country’s health care delivery system; and

•	change of control.

You should consider these risks and those we set out or incorporate into the “Risk Factors” section of this prospectus before you purchase our securities.

These events or factors could cause our results or performance to differ materially from those expressed in, or implied by, our forward-looking statements. Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and, therefore, also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements that are included in this prospectus, our inclusion of this information is not a representation by us or any other person that our objectives and plans will be achieved.

Our forward-looking statements speak only at the date made, and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus may not occur.

THE COMPANY

We are a Delaware corporation, which was formed in 1991. Our predecessor corporation was formed in 1974.

We provide specialized property and casualty, surety, and group life, accident and health insurance coverages and related agency and reinsurance brokerage services to commercial customers and individuals. We concentrate our activities in selected, narrowly defined, specialty lines of business. We operate primarily in the United States, the United Kingdom, Spain, Bermuda and Ireland. Some of our operations have a broader international scope. We underwrite insurance both on a direct basis, where we insure a risk in exchange for a premium, and on a reinsurance (assumed) basis, where we insure all or a portion of another, or ceding, insurance company’s risk in exchange for all or a portion of the premium for the risk. We market our products both directly to customers and through a network of independent and affiliated ceding insurance company’s brokers, producers, agents and third-party administrators.

Our principal executive offices are located at 13403 Northwest Freeway, Houston, Texas 77040 and our telephone number is (713) 690-7300. We maintain a website at www.hcc.com. The reference to our website address does not constitute incorporation by reference of the information contained at the website in this prospectus.

THE TRUSTS

Each Trust is a statutory business trust that we have formed under Delaware law. For each Trust there is a trust agreement among HCC, as depositor, U.S. Bank National Association, as property trustee, and U.S. Bank Trust National Association, as Delaware trustee. For each Trust there is also a certificate of trust filed with the Delaware Secretary of State. When we are ready to issue and sell securities through the Trust, the trust agreement will be amended to read substantially like the form of amended and restated trust agreement that is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Each trust agreement has been qualified as an indenture under the Trust Indenture Act of 1939.

The Trusts have no separate financial statements. Separate financial statements would not be material to holders of the trust preferred securities because the Trusts have no independent operations.

The principal executive office of each Trust is 13403 Northwest Freeway, Houston, Texas 77040, and its telephone number is (713) 690-7300.

USE OF PROCEEDS

Except as otherwise described in the applicable prospectus supplement or prospectus contained in a post-effective amendment, or in documents that we incorporate herein by reference, we intend to use the net proceeds from the sale of our securities (either to the Trusts or directly to the public) for general corporate purposes, including, but not limited to, the following purposes:

•	make acquisitions;

•	contribute capital to insurance company subsidiaries;

•	make capital expenditures;

•	provide working capital;

•	purchase equity or fixed income investments;

•	repay or refinance debt or other corporate obligations; or

•	repurchase and redeem securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

Each Trust will use all of the proceeds it receives from the sale of its trust preferred securities to purchase from us debt securities that will provide the funds for that Trust’s payments to purchasers of its trust preferred securities.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of our earnings to fixed charges for the periods indicated are as follows:

	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	23.20	41.77	34.24	25.65	21.58

For these ratios, fixed charges consist of interest expense, including amounts capitalized and amortization of capitalized expenses related to indebtedness, and 33% of rent expense, which represents a reasonable approximation of the interest factor of rent expense. Earnings consist of earnings from continuing operations before income tax expense plus fixed charges.

DESCRIPTION OF SECURITIES

We may offer and sell, from time to time:

•	shares of our common stock;

•	debt securities;

•	warrants to purchase our debt securities or our common stock; and

•	guarantees of trust preferred securities sold by a Trust.

A Trust may offer and sell, from time to time, trust preferred securities representing undivided beneficial interests in the assets of the respective Trust. HCC will guarantee the trust preferred securities.

We will provide the specific terms of these securities in one or more supplements to this prospectus or prospectuses contained in a post-effective amendment, or the documents that we incorporate herein by reference.

CERTAIN LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplements or prospectus contained in a post-effective amendment or the documents we incorporate herein by reference, the validity of the securities offered by this prospectus will be passed upon (a) for us by Haynes and Boone, LLP, our legal counsel, and (b) for the Trusts (with respect to the validity of the trust preferred securities under Delaware law) by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to us and the Trusts.

EXPERTS

The financial statements, financial statement schedules and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of HCC Insurance Holdings, Inc. for the year ended December 31, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers (including us) that file documents with the SEC electronically. Our SEC filings may be obtained from that website. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities. You may also read and copy any document we file with the SEC at the following SEC public reference facility:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, by e-mailing the Public Reference Room of the SEC at publicinfo@sec.gov, or by facsimile at (202) 777-1027.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering:

•	Our Annual Report on Form 10-K for the year ended December 31, 2008; and

•	Our Current Report on Form 8-K filed on February 23, 2009 and February 25, 2009 (in all cases, to the extent these items were “filed” with the SEC and not “furnished”).

Any person, including any beneficial owner, may request a copy of these filings, at no cost, by writing or telephoning us at the following address and telephone number:

Investor Relations
HCC Insurance Holdings, Inc.
13403 Northwest Freeway
Houston, TX 77040
713-690-7300